Exhibit 99.3
Unaudited Pro Forma Condensed Consolidated Financial Statements
On April 1, 2011, NCI, Inc. (“NCI” or “the Company”) purchased AdvanceMed Corporation (“AdvanceMed”) for $64.3 million in cash which includes a $2.3 million working capital adjustment. The Company also incurred or will incur approximately $1.0 million in acquisition costs which will be expensed in NCI’s financial statements for the year ended December 31, 2011.
The pro forma condensed consolidated financial statements, which have been prepared in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of operations or financial position of the Company.
The Unaudited Pro Forma Consolidated Statement of Income and Unaudited Pro Forma Consolidated Balance Sheet are prepared to give the effect of the Company’s purchase of AdvanceMed. The AdvanceMed audited financial statements were prepared as of and for the year ended April 1, 2011 (the fiscal year end of AdvanceMed’s former parent). NCI’s fiscal year ended December 31, 2010. Article 11 of Regulation S-X allows pro forma financial statement information to be prepared as if the compared companies have similar fiscal years when the fiscal years in question ended within 93 days of each other. The Pro Forma Consolidated Statement of Income has been prepared as of the beginning of the respective companies’ 2010 fiscal years. The Unaudited Pro Forma Consolidated Balance Sheet presents the financial position of the Company as if the acquisition of AdvanceMed occurred as of the end of the respective companies’ 2010 fiscal years. The acquisition has been accounted for using the purchase method in accordance with Accounting Standards Codification 805, Business Combinations.
This information should be read in conjunction with the previously filed Current Report on Form 8-K, dated April 1, 2011 and filed with the Securities and Exchange Commission, the previously filed historical consolidated financial statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other subsequent filings, and in conjunction with the historical financial statements and accompanying notes of AdvanceMed included in this report on Form 8-K/A.

NCI, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
(amounts in thousands, except per share data)

	NCI For the	AdvanceMed For
	fiscal year ended	the fiscal year
	December 31,	ended April 1,
	2010	2011	Adjustments		Pro Forma
Revenue	581,341	54,135	—		635,476

Operating expenses:
Cost of revenue	512,779	51,349	(1,539	)A	562,589
General and administrative expenses	23,730	446	—		24,176
Depreciation and amortization	5,054	—	777	B	7,370
			1,539	A
Acquisition costs	—	—	1,000	C	1,000

Total operating expenses	541,563	51,795	1,777		595,135

Operating income (loss)	39,778	2,340	(1,777)		40,341

Interest expense, net	598	—	1,426	D	2,024

Income before tax expense	39,180	2,340	(3,203)		38,317
Income tax expense (benefit)	15,309	929	(1,253	)E	14,985

Net income (loss)	23,871	1,411	(1,950)		23,332

EPS
Basic:
Weighted average shares outstanding	13,621				13,621
Net income per share	1.75				1.71

Diluted:
Weighted average shares and equivalent shares outstanding	13,878				13,878
Net income per share	1.72				1.68

NCI, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(amounts in thousands)

	NCI As of	AdvanceMed
	December 31,	As of April 1,
	2011	2011	Adjustments		Pro Forma
Assets:
Cash and cash equivalents	$2,791	$—	$(2,308	)J	$483
Accounts receivable, net	132,693	17,128			149,821
Deferred tax assets	4,547	—			4,547
Prepaid expenses and other current assets	3,347	180			3,527

Total current assets	143,378	17,308	(2,308)		158,378

Property and equipment, net	11,751	6,046			17,797
Other assets	1,590	—			1,590
Intangible assets, net	6,179	132	(132	)F	9,525
			3,346	J
Goodwill	106,580	12,760	(12,760	)F	152,338
			45,218	J

Total assets	$269,478	$36,246	$33,364		$339,628

Liabilities and stockholders’ equity
Accounts payable	$61,046	$1,288			$62,334
Accrued salaries and benefits	20,229	2,599	(115	)G	22,713
Deferred revenue	2,951	—			2,951
Other accrued expenses/liabilities	3,468	3,944	(540	)H	6,872

Total current liabilities	87,694	7,831	(655)		94,870

Long-term debt	20,000	—	62,000	J	82,000
Deferred tax liabilities	7,450	706	(706	)H	7,450
Deferred rent and other long-term liabilities	1,287	1,065	(631	)G	1,721

Total liabilities	116,431	9,602	60,008		186,041

Stockholders’ equity:
Common stock	260	—			260
Additional paid-in capital	67,889	25,234	(9,490	)I	67,889
		—	(15,744	)I
Retained earnings	84,898	1,410	(1,410	)I	84,898

Total stockholders’ equity	153,047	26,644	(26,644)		153,047

Total liabilities and stockholders’ equity	$269,478	$36,246	$33,364		$339,088

NCI, INC.
Notes to the Unaudited Pro Forma Consolidated Financial Statements
(amounts in thousands)
Statement of Income
A.	AdvanceMed incurred $1,539 of depreciation which is included within their Cost of revenue expenses.
B.	This adjustment reflects the estimated annual amortization of the acquired contract backlog and customer relationships in the amount of $777 based on the preliminary purchase price allocation (See Note G below).
C.	This adjustment reflected the estimated acquisition costs associated with the AdvanceMed purchase in the amount of $1,000 of which $200 has been incurred through March 31, 2011.
D.	This adjustment reflects the application of interest expense for the funds borrowed for the acquisition of AdvanceMed in the amount of $1,426. NCI borrowed approximately $62,000 on its credit facility. As of April 1, 2011, the interest rate on our credit facility was approximately 2.3%.
E.	This adjustment reflects the application of the Company’s estimated 39.1% effective tax rate for 2011 for the items described above.
Balance Sheet
These adjustments reflect the elimination of AdvanceMed’s accounts in consolidation and adjusts historical cost to estimated fair value as of April 1, 2011 for the assets and liabilities acquired.
F.	NCI did not allocate any value to the AdvanceMed Customer Intangible asset or the historical Goodwill; as such adjustments were made for $132 and $12,760 to reduce intangible assets.
G.	NCI did not assume the pension as described in the historical financial statements of AdvanceMed; as such adjustments in the amounts of $115 from current liabilities and $631 from long term liabilities were made to reduce the liabilities associated with the AdvanceMed pension. The pension was retained by AdvanceMed’s prior parent, Computer Sciences Corporation.
H.	Deferred tax liabilities are based on historical cost and not considered part of the acquired basis of AdvanceMed. Adjustments of $540 from current liabilities and $706 from long term liabilities were made to eliminate these items.
I.	The historical balances of Additional Paid in Capital and Retained Earnings were eliminated as they are not considered part of the acquired basis of AdvanceMed. Adjustments of $25,234 and $1,410 were made to eliminate these items.
J.	This adjustment reflects the purchase of AdvanceMed including the preliminary valuation of acquired intangible assets and goodwill as a result of the acquisition. The goodwill adjustment is calculated as the excess of purchase price over the estimated fair value of the net assets acquired.

Purchase Price	$62,000
Working capital adjustment	2,308

Total purchase price	64,308

Less:
Net assets acquired	15,744
Identified intangible assets (preliminary)	3,346

19,090

Goodwill	$45,218

Identified acquired intangible assets consist of the acquired contract backlog and customer relationships. The preliminary value of the acquired contract backlog is $3,348 which we estimate to have a useful life of seven years.
The adjustment also reflects the cash expenditures and loan borrowings in conjunction with the AdvanceMed acquisition. The cash expenditure of $2,308 was made from cash on hand as of the date fo the transaction, April 1, 2011.